Exhibit 10.31

FOURTH AMENDMENT TO THE

AMGEN NONQUALIFIED DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2005)

The following sections of the Amgen Nonqualified Deferred Compensation Plan (the “Plan”) are hereby amended effective as of October 1, 2007, unless provided otherwise herein:

1. Article 2 of the Plan is hereby amended by substituting Section 2.5 (Special Transition Rules for 2005) with the following new Section 2.5:

“2.5	Special Transition Rules for 2007. Notwithstanding the required deadline for the submission of an initial distribution election under Articles 4, 5, and 6 of the Plan, the Committee may, in accordance with uniform and nondiscriminatory rules established by the Committee or its delegate and in accordance with Notice 2006-79, provide a limited period in 2007 in which Participants may make new distribution elections, or revise existing distribution elections, with respect to amounts subject to the terms of the Plan, by submitting an Election Form on or before the deadline established by the Committee, which in no event shall be later than December 31, 2007. Any distribution election(s) made by a Participant, and accepted by the Committee, shall not be treated as a change in either the form or timing of a Participant’s benefit payment for purposes of Code Section 409A or the Plan. If any distribution election submitted by a Participant in accordance with this Section either (a) relates to an amount that would otherwise be paid to the Participant in 2007, or (b) would cause an amount to be paid to the Participant in 2007, such election shall not be effective. Each Participant may change his or her termination distribution election after 2007 only to the extent the Participant makes the change at least one year prior to the actual date of terminating employment, and in accordance with any procedures, forms, and restrictions that the Committee may require. Moreover, although any change must delay the commencement of distribution(s) until at least five years after the year in which the payment would otherwise have been paid, a complete distribution of your vested Account Balance will be made not later than the end of the 10th year following the year of the Participant’s termination of employment (and will be paid in that year to the extent otherwise payable in any future year).”

2. Article 5 of the Plan is hereby amended by inserting the underlined provisions within Section 5.1 (Distributions), in which the new paragraph shall read as follows:

“5.1	Distributions. Subject to the Deduction Limitation, a Participant shall be entitled to a distribution of the vested interest of his or her Account Balance following Termination of Employment. Such amount will be paid in a lump sum cash payment as soon as administratively practicable after the first day of the Plan Year following the Plan Year in which such Termination of Employment occurs (or such later date as may be required under applicable law or permitted under an Election Form), unless installment payments have been elected under Section 5.2.

A Participant is permitted to make a single distribution election with respect to all amounts deferred under the Plan prior to 2005. For Plan Years beginning after December 31, 2004, a Participant is permitted to make a separate distribution election with respect to each Pan Year’s deferrals. Distribution elections for Plan Years beginning after 2007 shall be made on an Election Form within the time and in the manner prescribed by the Committee and may be changed after such date to the extent permitted under the terms of the Plan and Code Section 409A.”

3. Article 5 of the Plan is further amended by inserting the underlined provisions within Section 5.2 (Installment Payments), in which the new paragraph shall read as follows:

“5.2

Installment Payments. A Participant, in connection with his or her commencement of participation in the Plan (or, if later, during the period specified in Section 2.5 with respect to Participants in the Plan prior to January 1, 2008), may elect on an Election Form to have the vested portion of his or her Account Balance paid under the Annual Installment Method following Termination of Employment, provided that the Participant may make separate elections with respect to the portions of his or her Account Balance that are attributable to credits made before 2005, as well as for each separate Plan Year starting with 2005. Such Election Form shall specify the number of annual installments to be made, and the portion of the Account Balance to which the election relates. Such installments shall commence as soon as administratively practicable after the end of the Plan Year in which the Participant’s Termination of Employment occurs (or such later date as may be required under applicable law). A Participant’s entitlement to a series of installment payments is treated as the entitlement to a single payment. Subject to the Deduction Limitation, the Participant’s vested Account Balance shall be paid pursuant to the Participant’s elected Annual Installment Method in the number of annual installments elected by the Participant; provided, however, the annual installments shall not exceed the lesser of the Participant’s Years of Service or ten (10) years; provided, further, that if the value of the Participant’s vested Account Balance on his or her Termination of Employment is $50,000 or less, the Participant’s election of the Annual Installment Method shall be disregarded and such Account Balance shall be paid in lump sum under Section 5.1.”

4. Article 15 of the Plan is hereby amended by adding the following new Section 15.19 to the Plan immediately following Section 15.18 thereof:

“15.19	Taxes and Code Section 409A Compliance. Except to the extent specifically provided within this Plan or any separate written agreement between a Participant and the Company, a Participant shall be solely responsible for the satisfaction of any taxes with respect to the severance benefits under this Plan (including, but not limited to the Participant’s share of employment taxes and penalties on nonqualified deferred compensation). Although the Company intends and expects that the Plan and its payments and benefits will not give rise to the taxes imposed under Section 409A of the Code, neither the Company, nor its employees, directors or agents shall have any obligation to hold any Participant harmless from any or all of such taxes.

(a)	Section 409A Six-Month Delay Rule. If, at the time of a Participant’s “separation from service” (within the meaning of Section 409A of the Code and Treasury Regulations section 1.409A-1(h)), the Participant is a “specified employee” (within the meaning of Section 409A of the Code and Treasury Regulations section 1.409A-1(i)), the Company will not pay or provide any “Specified Benefits” (as defined herein) until after the end of the sixth (6th) calendar month beginning after the Participant’s separation from service (the “409A Suspension Period”). For purposes of this Plan, “Specified Benefits” are any amounts or benefits that would be subject to Section 409A penalties if the Company were to pay them, pursuant to this Plan, on account of the Participant’s separation from service. Within fourteen (14) calendar days after the end of the 409A Suspension Period, the Participant shall be paid a lump sum payment in cash equal to any Specified Benefits delayed because of the preceding sentence without interest.

(b)	Interpretations and Amendments. This Plan is intended to comply with Section 409A of the Code, and the Company shall have complete discretion to interpret and construe this Plan and any associated documents in any manner that establishes an exemption from or otherwise conforms them to the requirements of Section 409A. If, for any reason including imprecision in drafting, any Plan provision does not accurately reflect its intended establishment of an exemption from or compliance with Section 409A of the Code, as demonstrated by consistent interpretations or other evidence of intent, the provision shall be considered ambiguous and shall be interpreted by the Company in a fashion consistent herewith, as determined in the sole and absolute discretion of the Company. The Company reserves the right to unilaterally amend this Plan without the consent of any Participant in order to accurately reflect its correct interpretation and operation, as well as to maintain an exemption from or compliance with Section 409A of the Code.

To record this Amendment to the Plan as set forth herein, Amgen Inc. has caused its authorized officer to execute this document this 16th day of October 2007.

AMGEN INC.

By:	/s/ Brian McNamee
Title:	Senior Vice President, Human Resources